BRF S.A.

PUBLICLY-HELD COMPANY

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Consolidated Synthetic Voting Map

Ordinary and Extraordinary General

Meeting to Be Held on April 26, 2017

BRF S.A. ("BRF" or "Company") (B3: BRFS3; NYSE: BRFS), pursuant to CVM Instruction #481 of December 17, 2009, hereby provides its shareholders with the consolidated synthetic voting map of the Ordinary and Extraordinary General Meeting to be held on April 26, 2018 ("General Meeting"), which adds the remote votes sent directly to the Company to the votes cast sent through custody and bookkeeping agents, as attached.

The General Meeting will be held on April 26, 2018, at 11:00 am, at the Company‘s head office, located at Rua Jorge Tzachel, 475, in the City of Itajaí, State of Catarina State, Bairro Fazenda.

São Paulo, April 25, 2018

Lorival Nogueira Luz Jr.

Global Chief Executive Officer,

Chief Financial and Investor Relations Officer

SYNTHETIC VOTING MAP - CONSOLIDATED

	DESCRIPTION OF THE DETERMINATION	NUMBER OF SHARES					
		IN FAVOR (YES)	%	AGAINST (NO)	%	ABSTAIN	%
AGO	1 - To approve the management accounts and financial statements of the Company for the financial year ended on December 31, 2017 ("2017 Financial Year"), accompanied by the management report, explanatory notes, report of the independent auditors and opinion of the Fiscal Council, the summarized annual report, the Statutory Audit Committee and the comments of the Management on the Company´s financial situation, within the terms of Annex I of the Administration´s Proposal for the Ordinary and Extraordinary General Meeting ("Proposal")	86.843.475	64	168.750	0	48.081.693	36
AGO	2 - Establish the annual global remuneration related to the 2018 financial year for the Company´s Management in the amount up to R$ 86.8 million, which covers the limit proposed for the fixed compensation (salary or management fees, direct and indirect benefits and social contributions), severance benefits, variable remuneration (profit sharing) and amounts related to the Stock Option Plan and Restricted Share Plan of the Company	74.128.326	55	40.002.942	30	20.962.650	16
AGO	3 - Election of members of the Fiscal Council						
AGO	Attilio Guaspari / Susana Hanna Stiphan Jabra (Alternate Member)	113.954.628	84	168.750	0	20.970.540	16
AGO	Marcus Vinicius Dias Severini / Marcos Tadeu Siqueira (Alternate Member)	113.954.628	84	1.150	0	21.138.140	16
AGO	André Vicentini / Valdecyr Maciel Gomes (Alternate Member)	113.955.778	84	0	0	21.138.140	16
AGO	4 - To set an annual global compensation for the 2018 financial year for the members of the Fiscal Council in the amount up to R$745 thousand. This amount refers to the limit proposed as fixed compensation (salary or pro-labore, direct and indirect benefits and social contributions):	113.954.628	84	167.600	0	20.971.690	16
AGE	5 - Removal of all members of the Board of Directors.	102.245.569	83	2.290.612	2	18.836.887	15
AGE	6 - Approval of the number of 10 members to compose the Board of Directors	104.116.017	84	0	0	19.342.851	16
AGE	7 - In case of adoption of the process of cumulative voting, can the votes corresponding to your shares be distributed in equal percentages among the candidates indicated in the Item 14 below? [The shareholder must be aware that the equal distribution shall consider the division of the 100% percentage among the chosen candidates up to the two first decimal points, without rounding, and that the fraction of shares determined from the application of the resulting percentage shall not be allocated to any candidate, being disregarded in the cumulative voting procedure, case in which the shareholder may not vote with all of its shares]	69.291.967	56	2.040.513	2	52.126.388	42
AGE	7.1 - Visualization of all the candidates that compose the slate to indicate the% (percentage) of the votes to be awarded.						
AGE	Candidate 1 – Sr. Augusto Marques da Cruz Filho – [ ]% percentage of the votes to be awarded to the candidate.	85.897.240	8,22	0	0	0	0
AGE	Candidate 2 – Sr. Dan Ioschpe – [ ]% percentage of the votes to be awarded to the candidate.	95.551.240	9,15	0	0	0	0
AGE	Candidate 3 – Sra. Flavia Buarque de Almeida – [ ]% percentage of the votes to be awarded to the candidate.	85.888.200	8,22	0	0	0	0
AGE	Candidate 4 – Sr. Francisco Petros Oliveira Lima Papathanasiadis – [ ]% percentage of the votes to be awarded to the candidate.	85.897.240	8,22	0	0	0	0
AGE	Candidate 5 – Sr. Guilherme Afonso Ferreira – [ ]% percentage of the votes to be awarded to the candidate.	87.309.560	8,36	0	0	0	0
AGE	Candidate 6 – Sr. José Luiz Osório – [ ]% percentage of the votes to be awarded to the candidate.	87.111.688	8,34	0	0	0	0
AGE	Candidate 7 – Sr. Luiz Fernando Furlan – [ ]% percentage of the votes to be awarded to the candidate.	87.320.864	8,36	0	0	0	0
AGE	Candidate 8 – Sr. Roberto Antônio Mendes – [ ]% percentage of the votes to be awarded to the candidate.	86.044.696	8,24	0	0	0	0
AGE	Candidate 9 – Sr. Roberto Funari – [ ]% percentage of the votes to be awarded to the candidate.	85.897.240	8,22	0	0	0	0
AGE	Candidate 10 – Sr. Roberto Rodrigues – [ ]% percentage of the votes to be awarded to the candidate.	85.955.796	8,23	0	0	0	0
AGE	Candidate 11 – Sr. Vasco Augusto Pinto da Fonseca Dias Júnior – [ ]% percentage of the votes to be awarded to the candidate.	85.897.240	8,22	0	0	0	0
AGE	Candidate 12 – Sr. Walter Malieni Jr. – [ ]% percentage of the votes to be awarded to the candidate.	85.889.350	8,22	0	0	0	0
AGE	8 - Amend Article 30, § 3, of the Company´s Bylaws, to provide that the meetings of the Fiscal Council shall be held periodically, according to the Internal Rules of the body.	176.023.810	89	0	0	20.799.021	11
AGE	9 - Consolidate the Company´s Bylaws.	176.989.210	90	0	0	19.833.621	10